Exhibit 99.1

WORLDGATE COMMENTS ON RECENT EVENTS AND DELAYED SEC FILING

Notice of potential delisting received from NASDAQ; Company has requested hearing

November 29, 2005—Trevose, PA—WorldGate Communications, Inc. (Nasdaq: WGATE) announced today that it has received a notice from the staff of the NASDAQ Stock Market indicating that the Company is subject to potential delisting from the NASDAQ National Market for failure to comply with NASDAQ’s requirements to file its Form 10-Q for the quarter ended September 30, 2005 in a timely fashion, as required under Marketplace Rule 4310(c)(14).

NASDAQ stated in the notice that, unless the Company requests a hearing on NASDAQ’s delisting notice by November 29, 2005, the Company’s securities will be delisted from the NASDAQ National market at the opening of business on December 1, 2005.  The Company has already requested this hearing and pending the results of such hearing, the Company’s securities will remain listed on The NASDAQ Stock Market.  As a result of such notice, however, an “E” was appended to the end of the trading symbol “WGAT” for the Company’s common stock.

The Company previously indicated that it might not be able to file its Form 10-Q within the required time frame to allow for the amendment and restatement of its financial statements to correctly account for warrants and additional investment rights issued in private placements of the Company’s common stock during the fourth quarter of 2003 and the first and fourth quarters of 2004.  These changes with respect to the accounting for these securities impact the Company’s financial statements for the years ended December 31, 2003 and 2004 as included in the Company’s Annual Report on Form 10-K/A filed on August 30, 2005, and the interim financial statements for the periods ended March 31, 2004 through June 30, 2005 included in the Company’s Quarterly Reports on Form 10-Q.  As previously announced the financial statements included within these reports will be impacted by decreasing the accumulated deficit and correspondingly decreasing the paid in capital while total net stockholders’ equity remains unchanged. There is no cash impact associated with these amendments and restatements and the most significant effect is to reduce our previously reported loss.

The Company has been working to finalize the amended and restated filings.  The amendment and restatement process has led to additional delays in filing the interim financial statement for the period ended September 30, 2005 on Form 10-Q.

Hal Krisbergh, Chairman and CEO of the Company, commented, “Although the finalization of the restatements and amendments, and accordingly, the filing of our Form 10-Q for the third quarter 2005 is taking longer than we anticipated we are doing everything we reasonably can to bring our SEC filings up to date.”  Mr. Krisbergh continued, “While we are not able to issue our full third quarter earnings release until we finalize these pending restatements and amendments I can tell you that we exited the third quarter with over $21.9 million of cash and cash equivalents, and during the quarter ended September 30, 2005 the net revenues for Ojo videophones shipped to our partner Motorola increased 79% versus the prior quarter. I remain comfortable with the Company’s financial condition and excited about it prospects for the future.”

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standards protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression. Ojo video phones are designed to operate on the high speed data infrastructures provided by cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski,

Sr. V.P. and CFO

WorldGate Communications, Inc.

215-354-5312

jboyarski@wgate.com